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                                                                   EXHIBIT 10(v)

                              BOB EVANS FARMS, INC.

                       COMPENSATION PROGRAM FOR DIRECTORS

                       APPROVED AND EFFECTIVE MAY 7, 2002

                      FIRST REVISION EFFECTIVE MAY 6, 2003

EMPLOYEE DIRECTORS' ANNUAL RETAINER

All employee directors shall be paid an annual retainer of $14,400, payable at a rate of $1,200 per month. All payments shall be made on or before the first of each month.

NON-EMPLOYEE DIRECTORS' ANNUAL RETAINER

All non-employee directors shall receive an annual retainer of $46,000. This retainer shall be paid in two parts. First, $24,000 shall be paid in twelve monthly installments of $2,000 each, paid on or before the first of each month. Second, shares of the Company's stock shall be awarded annually to each non-employee director. This stock award shall have a value of $22,000 which shall be calculated and awarded promptly after the release of annual fiscal year end earnings. The stock shall be awarded out of and in accordance with the Company's 1998 Stock Option and Incentive Plan or any other equity compensation plan designated by the Compensation Committee of the Board.

COMMITTEE DUTIES

Non-employee directors are expected to attend approximately five regularly scheduled committee meetings per year. Committees shall meet as the business requires.

Committee Chairpersons shall receive $1,000 per meeting attended, except that Committee Chairpersons of the Audit and Compensation Committees shall receive $2,000 per meeting attended.

Committee members shall receive $750 per meeting attended, except that Committee members of the Audit and Compensation Committees shall receive $1,250 per meeting attended.

All meeting fees shall be paid on or before the first day of the month following the committee meeting.

ANNUAL STOCK OPTION

Promptly after the release of annual fiscal year end earnings, each non-employee director shall be granted a nonqualified stock option to purchase the Company's common stock unless otherwise determined by the Compensation Committee of the Board and the Board of Directors. The number of shares subject to each option shall be determined pursuant to the Black-Scholes model applied to a value of $17,000 as recommended to and approved by the Compensation Committee. The stock options shall be awarded out of and in accordance with the Company's 1998 Stock Option and Incentive Plan or any other equity compensation plan designated by the Compensation Committee of the Board.

SPECIAL ASSIGNMENTS AND PROJECTS

When the Chairman of the Board determines that the assistance of a non-employee director on a project shall be beneficial, that director shall be compensated on a per diem basis in the amount that a committee member receives for attending a committee meeting.

NON-EMPLOYEE DIRECTORS' BENEFITS

$50,000: Life Insurance

Group healthcare provided at employee cost levels in accordance with the Company's group healthcare plan.

Out-of-pocket expenses associated with travel to and from meetings.

DIRECTOR'S RETIREMENT BENEFITS

Mandatory Retirement: Any director who reaches the age of 70 will automatically retire.

Early Retirement: A director may retire with 10 years of service after attaining age 55.

TERM AND EFFECT

This Compensation Program for Directors will be reviewed periodically by the Compensation Committee of the Board and may be modified or terminated by the Committee at its discretion at any time. This Plan supersedes and replaces the Bob Evans Farms, Inc. 1998 Directors Compensation Plan.